Registration No. 333
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                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       Baltimore Gas and Electric Company
             (Exact Name of Registrant as Specified in its Charter)

                                    Maryland
                            (State of Incorporation)

                                   52-0280210
                      (I.R.S. Employer Identification No.)

                           D. A. Brune, Vice President
                39 W. Lexington Street, Baltimore, Maryland 21201
                                 (410) 234-5685
     (Address, including Zip Code, and Telephone Number, including Area Code of Registrant's Principal Executive Offices and Agent for Service)


Approximate  date of  commencement  of proposed  sale to the  public:  After the
effective  date  of  this   Registration   Statement  as  determined  by  market
conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
================================================================================
                                           Proposed     Proposed
 Title of each                             maximum      maximum
 class of                                  offering     aggregate   Amount of
 securities to         Amount to           price        offering    registration
 be registered         be registered       per unit*    price*      fee
--------------------------------------------------------------------------------
 Common Stock          114,965 Shares      $27 3/8     $3,147,167     $954
 (without par value)
================================================================================

* Inserted solely for the purpose of calculating the registration fee; computed on the basis of the average of the reported high and low sales prices on the New York Stock Exchange-Composite Transactions on February 27,1997, as reported in The Wall Street Journal pursuant to Rule 457 (c).


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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
PROSPECTUS
114,965 SHARES
COMMON STOCK
(WITHOUT PAR VALUE)

                                                               [GRAPHIC OMITTED]








                                              Baltimore Gas and Electric Company
                                                          39 W. Lexington Street
                                                     Baltimore,  Maryland  21201
                                                                  (410) 234-5000

             -------------------------------------------------------

                                 114,965 Shares

                       Baltimore Gas and Electric Company

     Our Common Stock is listed on the New York, Midwest and Pacific Stock Exchanges under the symbol "BGE". The reported last sale price of the Common Stock on the New York Stock Exchange on February 27, 1997, was $27 1/8 per share.

                                ----------------


     These shares of Common Stock are being sold by W. H. Munn, the selling shareholder. The Company will not receive any part of the proceeds from the sale.

                                -----------------


The shares have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



                 The date of this Prospectus is March _____,1997

WHERE YOU CAN FIND
MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at www.bge.com or at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholder sells all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. ____).

-    Annual Report on Form 10-K for the year ended December 31, 1995;

- Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

- Registration Statement on Form S-4 of Constellation Energy Corporation, as amended, effective February 9, 1996 (Registration No. 33-64799). This filing describes our proposed merger with Potomac Electric Power Company;

-    Current Reports on Form 8-K dated December 30, 1996 and February 26,
     1997; and

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Shareholder Services
      Baltimore Gas and Electric Company
      39 W. Lexington Street
      Baltimore, Maryland  21201
      410-783-5920

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

ABOUT BGE

BGE is a public utility that has served the central Maryland area for over 175 years. We produce, purchase and sell electricity and purchase, transport and sell natural gas. We also jointly own and operate two electric generating plants and one hydroelectric plant in Pennsylvania.

We also have several wholly owned subsidiaries:

-    Constellation   Holdings  and  its   subsidiaries  are  engaged  in  power
     generation, financial investments, and real estate projects (including senior living facilities);

- BGE Corp. and its subsidiaries are involved in energy marketing, including power trading, natural gas brokering and energy services; and

- BGE Home Products and Services and its subsidiaries sell, service and install appliances and heating and cooling systems to residential and commercial customers, and offer kitchen remodeling and plumbing services.

In addition, we own a majority interest in a general partnership that provides district heating and chilled water systems to commercial and government customers.

BGE and Potomac Electric Power Company (PEPCO) have agreed to merge to form Constellation Energy Corporation. PEPCO is a neighboring electric utility serving Washington, D.C. and major portions of Montgomery and Prince George's Counties in Maryland. It is currently anticipated that the merger will be completed in 1997. The reasons for the merger and other information about it are discussed in more detail in the registration statement on Form S-4. See the section titled Where You Can Find More Information.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of shares of Common Stock by the selling shareholder.

SELLING SHAREHOLDER

As of January 31, 1997, the selling shareholder owned 115,138 shares of BGE, of which 114,965 shares are being offered pursuant to this prospectus. Before and after the offering, he will own less than 1% of the outstanding BGE common stock. Since January 1, 1995, he has been President, Chief Executive Officer and a Director of two BGE subsidiaries -- BGE Home Products & Services, Inc. and Maryland Environmental Services, Inc. He is not an executive officer of BGE.

DESCRIPTION OF COMMON STOCK

The following statements are brief summaries of certain provisions of the Company's charter, as amended, supplemented and restated (incorporated by reference as an Exhibit to the Registration Statement), and are qualified in their entirety by reference to such charter.

Dividend Rights

The Common Stock (without par value) is entitled to dividends when and as declared by the Board of Directors. There are no limitations in any indenture or other agreements on payment of dividends; provided, however, that holders of preferred and preference stock are entitled to receive, before any dividend on the Common Stock shall be paid or set apart, (i) when and as declared, cumulative yearly dividends at the fixed preferential rate specified for each series, payable quarterly; and (ii) when due, the applicable preference stock redemption payments.

Voting Rights

Holders of Common Stock are entitled to one vote for each share on all matters on which shareholders are entitled to vote. The holders of Common Stock have the sole voting power except that:

(a) the affirmative vote of two-thirds of all outstanding preferred stock (voting as one class, with each share having four votes per share) is required for any charter amendment (except amendments relating to certain classifications of preferred stock and the extent to which the preferred and preference stock participate in dividends or distributions), any consolidation with any other corporation, any sale, lease or exchange of all of the assets of the Company, or any dissolution of the Company;

(b) if the Company fails to pay full dividends on the preferred stock for one year or more, the preferred stock will have four votes per share with respect to all matters until such time as all such dividends have been paid in full;

(c) the affirmative vote of two-thirds of all outstanding preference stock (voting as one class, with each share having one vote per share) is required for any charter amendment which would create or authorize any shares of stock ranking prior to or on a parity with the preference stock as to dividends or as to distribution of assets, or which would substantially adversely affect the contract rights, as expressly set forth in the charter, of the holders of the preference stock; and

(d) if the Company fails to pay full dividends on the preference stock for one year or more, the preference stock will have one vote per share with respect to all matters until such time as all such dividends have been paid in full.


Liquidation Rights

Upon any liquidation, dissolution or winding-up of the Company, the holders of the preferred and preference stock are entitled to receive $100 per share plus accrued dividends to the date of payment, before any amounts or remaining assets shall be paid or distributed to the holders of the Common Stock.


General

The shares of Common Stock offered hereby will, upon issuance thereof, be legally issued, fully paid and nonassessable. The Common Stock has no conversion or preemptive rights and there are no redemption or sinking fund provisions applicable thereto.

Certain Pennsylvania Tax Matters

The Common Stock is exempt from all existing personal property taxes in Pennsylvania.

PLAN OF DISTRIBUTION

The selling shareholder may sell the shares in one or more transactions on the New York, Chicago and Pacific Stock Exchanges, in special offerings, exchange distributions, secondary distributions, negotiated transactions, or a combination of such. He may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. BGE is indemnifying the selling shareholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

LEGAL OPINION

One of our BGE lawyers will issue an opinion about the legality of the shares for us and for the selling shareholder.

EXPERTS

Coopers & Lybrand, L.L.P., independent accountants, audited our annual financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference herein in reliance upon the authority of Coopers & Lybrand as experts in accounting and auditing in giving the report.

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No one  (including  any  salesman or broker) is  authorized  to provide oral or written information about this offering that is not included in this Prospectus.



















--------------------------------------------------------------------------------

TABLE OF CONTENTS
                                                             Page
Where You Can Find More Information............................2

About BGE......................................................2

Use of Proceeds................................................3

Selling Shareholder............................................3

Description of
     Common Stock..............................................3

Plan of Distribution...........................................4

Legal Opinion..................................................4

Experts........................................................4


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                                [GRAPHIC OMITTED]



                                 114,965 Shares


                                  COMMON STOCK
                               (without par value)

























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

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

  Securities and Exchange Commission Registration Fee      $  954
Services of Independent Accountants                         6,000
  Printing Expenses                                           500
  Miscellaneous Expenses                                      546
Total                                                     $ 8,000
   ___________
        * Estimated

Item 15.  Indemnification of Directors and Officers.

      The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporations and Associations Article of the Maryland Annotated
Code, which is incorporated herein by reference. The following summary is qualified in its entirety by that reference.

      By a Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal action or proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director or officer, may order indemnification if it determines that in view of all the relevant circumstances, the Director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

      A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

      The indemnification and advancement of expenses provided or authorized by this statute may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

      A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.


     Article IV of BGE's By-Laws reads as follows:

           "Each person made or threatened to be made party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or, at its request, is or was a director or officer of another corporation, shall be indemnified by the Company (to the extent indemnification is not otherwise provided by insurance) against the liabilities, costs and expenses of every kind actually and reasonably incurred by him as a result of such action, suit or proceeding, or any threat thereof or any appeal thereon, but in each case only if and to the extent permissible under applicable common or statutory law, state or federal. The foregoing indemnity shall not be inclusive of other rights to which such person may be entitled."

      The Directors and officers of BGE are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by BGE.

Item 16.  Exhibits.

      See  the Exhibit Index filed as a part of this Registration
Statement.

Item 17.  Undertakings.

(a)  BGE hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the
          Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            Provided,  however,  that  paragraphs  (a)(1)(i)  and
     (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) BGE hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to BGE's Directors, officers and controlling persons pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, Baltimore Gas and Electric Company, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 4th day of March, 1997.

                              BALTIMORE GAS AND ELECTRIC COMPANY
                              (Registrant)

                              By:      /s/ D. A. Brune
                                  D. A. Brune, Vice President

      Pursuant to the requirements of the Securities Act of 1933,
this  Registration  Statement  has  been  signed  below  by   the
following persons in the capacities and on the dates indicated.

  Signature                  Title                     Date

Principal executive
officer and director:


*C. H. Poindexter      Chairman of the Board     March 4,1997
                       Chief Executive Officer
                       and Director

Principal financial
and accounting
officer:


/s/ D. A. Brune        Vice President and        March 4,1997
  D. A. Brune          Secretary


Directors:

     * H. Furlong Baldwin
     * Beverly B. Byron
     * J. Owen Cole
     * Dan A. Colussy
     * E. A. Crooke
     * James R. Curtiss          Directors       March 4,1997
     * Jerome W. Geckle
     * Freeman A. Hrabowski III
     * Nancy Lampton
     * George V. McGowan
     * George L. Russell, Jr.
     * Michael D. Sullivan

*By:  /s/ C. W. Shivery
      C. W. Shivery,  Attorney-in-Fact

                          EXHIBIT INDEX

Exhibit
Number



3* - Charter of Baltimore Gas and Electric Company, restated as of August 16, 1996. (Designated as as Exhibit No. 3 in Form 10-Q dated November 14, 1996, File No. 1-1910.)

5                   -     Opinion  of Susan Wolf, Esq., Associate
                    General Counsel of the Company.

23(a)               -     Consent  of Susan Wolf, Esq., Associate
                    General  Counsel of the Company [included  in
                    Exhibit 5].

23(b)               -       Consent   of   Coopers   &   Lybrand,
                    Independent Certified Public Accountants.

24                  -    Power of Attorney

99(a)*              -     Corporations and Associations  Article,
                    Section  2-418  of  the  Annotated  Code   of
                    Maryland. (Designated as Exhibit 28(b) to the Annual Report on Form 10-K for the year ended December 31, 1987, File No. 1-1910.)

99(b)               -    Form of Indemnification Agreement.

__________________

* Incorporated by reference